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                                                                    Exhibit 99.1


Additional question clarification from the July 25, 2001 Progress Energy conference call.

Does the announcement of the decision not to sell the rail operations place your bond rating at risk?

No. The initial ratings for Progress Energy from both Moody's and S&P were not predicated on achieving our ultimate leverage targets by the end of 2001. While asset divestiture proceeds were a component of deleveraging, synergy realization, earnings growth and controlled capital spending were also part of the overall strategy.

Please clarify your earnings guidance going forward.

The company raised its guidance for 2001 to $3.35 - 3.45. This decision was based on the smooth integration of Florida Progress operations, increased synthetic fuel sales and continuing cost control. Guidance for 2002 was based on a continuation of an underlying core growth of 7-8% per annum based on the midpoint ($3.30) of the old guidance range of $3.25-3.35. This new guidance does not include the elimination of annual goodwill expense of approximately $90+ million which the company will record this year.

What assumptions have you made on any deferrals in Florida this year for managing your return on equity?

The guidance we are providing assumes that the company will earn within the allowed ROE bracket of 11-13%. If during the year the company projects that it will exceed its allowed return on equity in Florida, the company will follow commission procedures in dealing with this situation. Last year the company did defer revenues of $63 million in the fourth quarter, which the company applied to further reduce the Tiger Bay purchased power regulatory asset.

Please explain the actions you took as it related to the tax consequences of the synthetic fuel plants?

Our synthetic fuel plants generate tax credits, which under Generally Accepted Accounting Principles (GAAP), require intra-period tax allocation adjustment. This adjustment impacts quarterly earnings due to the timing of reporting the company's synthetic fuel earnings versus the utility's seasonal earnings, but has no impact on earnings for the full year. GAAP requires the company to apply a levelized effective tax rate to interim periods that is consistent with the company's projected annual effective tax rate. The tax credits generated from the synthetic fuel plants serve to lower our overall effective tax rate. Therefore, these credits could cause large deviations or swings in our effective tax rates for interim periods. This is due to the production from the synthetic fuel plants which is essentially levelized over the year, whereas, our electric utility operations are more seasonal due to weather and other factors. We normalize these tax credits to match that seasonality and the business's operating income. This cumulative adjustment reverses in the third and fourth quarters. Therefore, the tax adjustment affects each quarter, but has no effect on net income for the entire year. On our Web site under "Investor Resources, Quarterly Earnings" we have included a simple example that illustrates a hypothetical example of how our corporate earnings are impacted due to this intra-period tax allocation.